Company Contact:	Investor Contact:
Sal Quadrino, CFO	Joe Zappulla
Helios & Matheson North America Inc.	Grannus Financial Advisors, Inc.
732-499-8228	212-681-4100
squadrino@hmna.com	jzappulla@grannusfinancial.com

THE A CONSULTING TEAM’S NAME CHANGE TO HELIOS & MATHESON

NORTH AMERICA EFFECTIVE TODAY

Company To Begin Using New Trading Symbol (“HMNA”) on Wednesday, January 31st

NEW YORK – January 30, 2007 – The A Consulting Team, Inc. (“TACT”) (NASDAQ Capital Market: TACX), an IT and business process outsourcing (“BPO”) services provider to Fortune 1000 companies and other large organizations, announced today that its name change to Helios & Matheson North America Inc. is effective, Tuesday, January 30, and its shares of common stock will begin trading under its new symbol, “HMNA”, effectively at the beginning of the trading session on Wednesday, January 31:

Tuesday	January 30, 2007	The A Consultant Team, Inc. becomes Helios & Matheson North America Inc.
Wednesday	January 31, 2007	The Company’s trading symbol will change from “TACX” to “HMNA”

About The A Consulting Team, Inc.

The Company (NASDAQ Capital Market: TACX) has built a reputation for cutting-edge IT and BPO solutions that is exemplified by its impressive roster of Fortune 1,000 customers and other large organizations. The Company focuses on a business-oriented, value-added approach to its end-to-end IT services and business process outsourcing solutions. For over 20 years, the Company has provided complete project life-cycle services in the areas of business intelligence, custom application development, strategic sourcing, support and maintenance, data supply chain, collaboration, quality assurance, project portfolio management and other specific vertical solutions. The Company has offices in New York City; Clark, New Jersey and Bangalore, India. More information about the Company can be found at its web site at http://www.tact.com

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Risk Factors” and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on March 29, 2006.